GraniteShares ETF Trust 485BPOS

Exhibit (i)

October 27, 2017

GraniteShares ETF Trust

30 Vesey Street, 9th Floor

New York, NY 10007

Ladies and Gentlemen:

We have acted as counsel to GraniteShares ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 2 to the Trust’s registration statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof, registering the issuance of an indefinite number of shares of beneficial interest, with a par value of $0.01 per share (the “Shares”), of two series of the Trust designated as the GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF and the GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF.

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust’s Certificate of Trust, Declaration of Trust and By-Laws, certain actions of the Trustees of the Trust related to the authorization and issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof, and is limited to the Statutory Trust Act of the State of Delaware as in effect on the date hereof. We express no opinion with respect to any other laws or regulations. Without limiting the generality of the foregoing, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. In addition, to the extent that the Trust’s Certificate of Trust, Declaration of Trust or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation, except for the Statutory Trust Act of the State of Delaware, we have assumed compliance by the Trust with the 1940 Act and any other such law or regulation.

Based upon and subject to the foregoing and the qualifications set forth herein, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

This opinion is rendered in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.